UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(502) 589-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting of Stockholders of Florida Gaming Corporation (the “Company”) held on February 25, 2013, the stockholders (i) approved the sale of all of the issued and outstanding stock of the Company’s wholly owned subsidiary, Florida Gaming Centers, Inc. as contemplated by the Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, Florida Gaming Centers, Inc., and Silvermark LLC dated as of November 25, 2012 (as it may be amended from time to time in accordance with the terms thereof) (the “Sale Proposal”), and (ii) approved the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to approve the Sale Proposal.

The following table shows the final voting results for the Special Meeting of Stockholders:

Proposals and Vote Tabulations

Proposal 1: Approval of the sale by the Company of all of the issued and outstanding shares of capital stock of Florida Gaming Centers, Inc., as contemplated by the Stock Purchase Agreement by and among the Company, Florida Gaming Centers, Inc., and Silvermark LLC dated as of November 25, 2012 (as it may be amended from time to time in accordance with the terms thereof).

For:	2,060,982
Against:	515,376
Abstained:	8,831
Broker Non-Votes:	0

Proposal 2: Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to approve the Sale Proposal.

For:	2,049,646
Against:	526,875
Abstained:	8,668
Broker Non-Votes:	0

8.01 Other Events.

Because the Company’s stockholders have approved the Sale Proposal, under Section 4.08 of the Stock Purchase Agreement, we no longer have the right to entertain alternative acquisition proposals for the Company or for Centers. We hope to consummate the transactions contemplated by the Stock Purchase Agreement during the second quarter of 2013.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 25, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: March 1, 2013	By:	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer